BREKFORD

7020 DORSEY RD. BLDG. C
HANOVER, MD 21076

PHONE (443) 557-0200
FAX (443) 557-0201
WWW.BREKFORD.COM

December 21, 2016

PRIVATE AND CONFIDENTIAL

Rick Franz
Executive Senior Vice President
LB&B Associates Inc.
9891 Broken Land Parkway
Suite 400
Columbia, MD 21046

Re: Proposed Purchase of the Assets of the Vehicle Services Business of Brekford Corp.

Dear Rick:

This letter of intent (the "**Letter of Intent**") is intended to summarize the principal terms of a proposal being considered by LB&B Associates Inc. ("**Buyer**") regarding its possible acquisition of substantially all the assets, and certain specified liabilities, of the Vehicle Services business (the "**Business**") of Brekford Corp. ("**Seller**"). The possible acquisition of the Business is referred to as the "**Transaction**" and Buyer and Seller are referred to collectively as the "**Parties.**"

The structure and logistics of the acquisition will be determined based on the common interests of the Parties, with either Buyer or Seller forming a corporation or other entity ("**AcquisitionCo**") for the purpose of conveying the assets. Upon closing of the Transaction, Buyer shall own 80.1% of AcquisitionCo and Seller, or its successor in the proposed business combination announced on December 6, 2016 by KeyStone Solutions, Inc. and Seller ("**HoldCo**"), shall own 19.9% of AcquisitionCo.

1. <u>Acquisition of Assets and Purchase Price</u>.

(a) Subject to the satisfaction of the conditions described in this Letter of Intent, at the closing of the Transaction, AcquisitionCo would own substantially all the assets of the Business (the "**Assets**"), free and clear of all encumbrances, and hold certain specified liabilities of the Business as provided below.

(b) The consideration (the "**Total Consideration**") for Buyer's ownership of 80.1% of AcquisitionCo is currently proposed to be $6,000,000.00, subject to adjustment, and payable as follows:

(i) $4,000,000.00 in cash (the "**Cash**") payable at the closing of the Transaction; and

(ii) If Buyer determines it is favorable, $2,000,000.00 in the form of a note payable to Seller (the "**Note**"), guaranteed by Buyer and secured by the Assets, on terms no less favorable than would be available to Buyer from Buyer's own financing sources. The Note would be subject to offset to satisfy Seller's indemnification obligations. If the Note is not utilized, $1,200,000.00 will be placed in an escrow account as security for Seller's indemnification obligations and $800,000.00 will be added to the Cash at closing

(c) Buyer has calculated the Total Consideration based on information obtained from Seller during a preliminary due diligence process, and based on the following assumptions:

(i) After the signing of this Letter of Intent, Buyer and Seller will evaluate and agree upon a working capital peg, if necessary.

(ii) Assets conveyed in the Transaction, subject to detailed definition within the Definitive Agreement (defined below), will include accounts receivable, inventory, vehicles, equipment, furniture, computers, patents, trademarks, trade names, technical processes, software, intellectual property, customer lists, records, supply contracts, and customer contracts associated with the Business.

(iii) Liabilities assumed in the Transaction, subject to detailed definition within the Definitive Agreement, will be limited to accounts payable associated with the Business and post-closing obligations under the assumed contracts.

(iv) Prepaid inventory purchases, paid with Seller's line of credit subsequent to the signing of this Letter of Intent, and not appearing in the accounts payable balance, will be reimbursed at the closing with an adjustment to the Cash portion of the Total Consideration.

(v) The Transaction will be completed on a cash-free and debt-free basis.

2. Proposed Definitive Agreement. As soon as reasonably practicable after the execution of this Letter of Intent, the Parties shall commence to negotiate a definitive purchase agreement (the "**Definitive Agreement**") relating to AcquisitionCo's acquisition of the Assets, to be drafted by Buyer's counsel. The Definitive Agreement would include the terms summarized in this Letter of Intent and such other representations, warranties, conditions, covenants, indemnities and other

terms that are customary for transactions of this kind and are not inconsistent with this Letter of Intent. The Definitive Agreement will provide that the Seller's general indemnification obligations for breaches of representations and warranties will survive for 18 months and will be subject to a cap of 20% of the Total Consideration and subject to a basket equal to 0.5% of the Total Consideration. The cap and basket and eighteen-month survival period will not apply to indemnification obligations for breaches of certain "fundamental representations", pre-closing taxes and other liabilities that are not assumed by Buyer, breaches of covenants or in the event of fraud or intentional misrepresentation.

The Definitive Agreement will also include provisions setting forth the obligations of the Parties with respect to novation of the government contracts of the Business following the closing of the Transaction, which will require the Parties to use all reasonable efforts to promptly obtain all consents, approvals and waivers required for processing, entering into and completing such novations.

3. Intellectual Property. Buyer and Seller will enter into a mutually agreeable arrangement for the use by AcquisitionCo of certain of Seller's intellectual property (i.e. the purchase or license of such intellectual property), including, but not limited to, the name "Brekford."

4. Conditions. Buyer's obligation to close the proposed Transaction will be subject to customary conditions, including:

(a) Buyer's satisfactory completion of due diligence;

(b) the Board of Directors and stockholders of Buyer and Seller, as necessary, approving the Transaction;

(c) the Parties' execution of the Definitive Agreement;

(d) the receipt of any regulatory approvals and required third party consents, on terms satisfactory to Buyer;

(e) each of Bill Shafley and Sarah Ellison entering into employment agreements with Buyer on terms acceptable to Buyer;

(f) Seller and its affiliates entering into restrictive covenants, in a form acceptable to Buyer, agreeing not to: (i) compete with the Business for five years following the closing, (ii) hire or solicit any employee of the Business or encourage any such employee to leave such employment for a period of five years following the closing and (iii) solicit or interfere with the business relationships of any customers or suppliers of the Business for a period of five years following the closing;

BREKFORD

7020 DORSEY RD. BLDG. C
HANOVER, MD 21076

PHONE (443) 557-0200
FAX (443) 557-0201
WWW.BREKFORD.COM

(g) Buyer, AcquisitionCo and Seller or HoldCo entering a mutually agreeable investor's rights or shareholders' agreement; and

(h) Buyer, AcquisitionCo and Seller or HoldCo entering a mutually agreeable transition services agreement, to accommodate a short-term facility sublease for Seller's remaining business operations, and to define shared resources necessary for any post-closing requirements (e.g. accounting or IT support).

(i) there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business.

5. Due Diligence. From and after the date of this Letter of Intent, Seller will authorize its management to allow Buyer and its advisors full access to the facilities, records, key employees, customers, suppliers, and advisors of the Business for the purpose of completing Buyer's due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the financial, legal, tax, environmental, intellectual property and labor records and agreements of the Business, and any other matters as Buyer's accountants, tax and legal counsel, and other advisors deem relevant.

6. Employment Arrangements. Subject to Buyer's diligence review and meetings with employees, Buyer may offer employment to certain employees of the Business in its discretion and would expect the Seller's management to use its reasonable best effort to assist Buyer to employ any such individuals.

7. Covenants of Seller. During the period from the signing of this Letter of Intent through the execution of the Definitive Agreement, Seller will: (i) conduct the Business in the ordinary course in a manner consistent with past practice, (ii) maintain its properties and other assets in good working condition (normal wear and tear excepted), (iii) use its reasonable best efforts to maintain the Business and employees, customers, assets and operations as an ongoing concern in accordance with past practice and (iv) and notify the Buyer of any material breach of the foregoing or the occurrence of any materially adverse event related to the Business.

8. Exclusivity.

(a) In consideration of the expenses that Buyer has incurred and will incur in connection with the proposed Transaction, Seller agrees that until such time as this Letter of Intent has terminated in accordance with the provisions of paragraph 8 (such period, the "**Exclusivity Period**"), neither it nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (the "**Seller Group**") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an "**Acquisition Proposal**") to

BREKFORD

7020 DORSEY RD. BLDG. C
HANOVER, MD 21076

PHONE (443) 557-0200
FAX (443) 557-0201
WWW.BREKFORD.COM

acquire all or any portion of the Business or the Assets, whether by merger, purchase of stock, purchase or license of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer. Immediately upon execution of this Letter of Intent, Seller shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter of Intent. Seller will notify Buyer in the event Seller receives any Acquisition Proposal.

9. Termination. This Letter of Intent will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement by Buyer and Seller, (ii) mutual agreement of Buyer and Seller, and (iii) 5:00 PM EST on January 20, 2017. Notwithstanding anything in the previous sentence, paragraphs 9, 11, 12 and 14 shall survive the termination of this Letter of Intent and the termination of this Letter of Intent shall not affect any rights any Party has with respect to the breach of this Letter of Intent by another Party prior to such termination.

10. Bid Expiration. This offer will remain in effect until 5:00 PM, December 23, 2016, unless accepted or rejected by Seller, or withdrawn by Buyer prior to that time.

11. GOVERNING LAW. **THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE.**

12. Confidentiality. This Letter is confidential to the Parties and their representatives and is subject to the confidentiality agreement entered into between Buyer and Seller on October 28, 2016, which continues in full force and effect.

13. No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter of Intent.

BREKFORD

7020 DORSEY RD. BLDG. C
HANOVER, MD 21076

PHONE (443) 557-0200
FAX (443) 557-0201
WWW.BREKFORD.COM

14. Expenses. The Parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

15. No Binding Agreement. This Letter of Intent reflects the intention of the Parties, but for the avoidance of doubt neither this Letter of Intent nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to paragraphs 7 through 16 hereof. No contract or agreement providing for any transaction involving the Business shall be deemed to exist between Seller and Buyer and any of its affiliates unless and until a final definitive agreement has been executed and delivered.

16. Miscellaneous. This Letter of Intent may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter of Intent have been inserted for reference only and shall not be deemed to be a part of this Letter of Intent.

If you agree with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter of Intent in the space provided below and return an executed copy to the attention of Rodney Hillman, President and COO, Brekford Corp.

Very truly yours,

BREKFORD CORP.

By: ____________________
Rodney W. Hillman
President and COO

Agreed to and accepted:

LB&B ASSOCIATES INC.

By: ____________________
Rick Franz
Executive Senior Vice President